Exhibit 4.6

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRAN3SFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

PREFERRED SHARE PURCHASE WARRANT

Number of Shares: a maximum of 11,648
Series 1 Class B Preferred Shares
Subject to determination as set forth below

ENERKEM INC.

Effective as of July 1, 2011

Void after June 30, 2019

1.                                      Issuance. This Preferred Share Purchase Warrant (the “Warrant”) is issued to LIGHTHOUSE CAPITAL PARTNERS, L.P. by ENERKEM INC., a corporation incorporated under the federal laws of Canada (hereinafter with its successors called the “Company”).

2.                                      Purchase Price; Number of Shares.

(a)                                  The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of CAN$124.17, subject to adjustment in accordance with the terms hereof (the “Purchase Price”), up to a maximum of 11,648 fully paid and nonassessable Series 1 Class B Preferred Shares of the Company (the “Preferred Shares”) up to the Expiration Date. Commencing on the date hereof, 5,824 (the “Exercise Quantity”) Preferred Shares are immediately available for purchase hereunder until the Expiration Date (which amount represents the Commitment (as defined in the Loan Agreement) of US $15,000,000). Unless otherwise indicated, all dollar amounts and dollar values referenced in this Warrant shall mean Canadian Dollars. The Purchase Price shall at all times be payable in US Dollars upon the currency exchange conditions set forth in Section 4, below.

(b)                                  On the Commitment Termination Date (as defined in the Loan Agreement) or such earlier termination of this Warrant in accordance with the terms hereof, the Exercise Quantity shall automatically be increased by such additional number of Preferred Shares as is equal to (A) 5% of the amount of the Aggregate Advances funded under the Loan Agreement, if any, divided by (B) the Purchase Price.

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

(i)                                    “Aggregate Advances” means the Canadian dollar equivalent of the aggregate original principal dollar amount of Advances made under the Loan Agreement (calculated using the Bank of Canada noon spot exchange rate on the date of the applicable Advance), whether such Advances are outstanding or prepaid, at the time of any scheduled adjustment to the Exercise Quantity.

(ii)                                “Loan Agreement” means that certain Loan Agreement No. 2061 dated July 1, 2011 between the Company and Lighthouse Capital Partners VI, L.P.

Any term not defined herein shall have the meaning as set forth in the Loan Agreement.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing the Preferred Shares is issued hereunder shall be deemed to have become the holder of record of the Preferred Shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3.                                      Payment of Purchase Price; Conversion of Purchase Price to US Dollars. The Purchase Price may be paid (i) by cheque or wire transfer, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing. The Purchase Price will be paid in US Dollars based upon the Bank of Canada noon spot exchange rate on the date of exercise of this Warrant.

4.                                      Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, Preferred Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable Preferred Shares as is computed using the following formula:

X=Y(A-B)
     A

where:	X=	the number of Preferred Shares to be issued to the Holder pursuant to this Section 4.

	Y =	the number of Preferred Shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

	A =	the Fair Market Value (defined below) of one Preferred Share, as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a Preferred Share (or fully paid and nonassessable shares of the Company’s Class A Common Shares (the “Common Shares”) if the Preferred Shares have been automatically converted into Common Shares) as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i)                                    If the net issue election is made in connection with and contingent upon the closing of the sale of the Common Shares to the public in a public offering pursuant to a prospectus filed with Canadian securities regulators or an equivalent United States registration (a “Public Offering”), and if the Company’s prospectus relating to such Public Offering (“Prospectus”) has been receipted by the applicable securities regulators, then the initial “Price to Public” specified in the Prospectus or equivalent document with respect to such Public Offering multiplied by the number of Common Shares into which each Preferred Share is then convertible.

(ii)                                If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a)                                  If traded on the Toronto Stock Exchange or the TSX Venture Exchange or an equivalent United States securities exchange, the fair market value of the Common Shares shall be deemed to be the volume weighted average price of the Common Shares on such exchange or market over the five trading day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Shares shall be deemed to be such fair market value of the Common Shares multiplied by the number of Common Shares into which each Preferred Share is then convertible;

(b)                                  If otherwise traded in an over-the-counter market or equivalent market in Canada or the United States, the fair market value of the Common Shares shall be deemed to be the volume weighted average price of the Common Shares over the five trading day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Shares shall be deemed to be such fair market value of the Common Shares multiplied by the number Common Shares into which each Preferred Share is then convertible; and

(c)                                  If there is no public market for the Common Shares, then fair market value shall be determined in good faith by the Company’s Board of Directors.

5.                                      Partial Exercise.  This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6.                                      Fractional Shares. In no event shall any fractional Preferred Share be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional Preferred Share, then the number of Preferred Shares to be issued by the Company shall be rounded up or down (a fraction of 0.5 or higher being rounded up) the next higher or lower number of full Preferred Shares, as applicable, issuing a full Preferred Share with respect to such fractional share.

7.                                      Expiration Date; Automatic Exercise. This Warrant shall expire at the earliest to occur of (the “Expiration Date”) (i) at the close of business on June 30, 2019; (ii) two years after the closing of the initial Public Offering or other listing of the Company on the Toronto Stock Exchange, the TSX Venture Exchange or any other stock exchange in Canada or the United States, and shall be void thereafter.

Notwithstanding the term of this Warrant fixed pursuant to this Section 7, and provided Holder has received advance written notice of at least five (5) business days and has not earlier exercised this Warrant, conditional upon but effective immediately prior to the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to Section 4 hereof, without any action by Holder. “Merger” means: (i) a sale of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principal purpose of changing the domicile of the Company), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (provided that, for greater certainty, no bona fide round of preferred stock equity financing shall be considered a “Merger”). “Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger, consolidation or acquisition. Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed. The Company agrees, subject to any applicable confidentiality restrictions, to promptly give the Holder written notice of any proposed Merger and written notice of termination of any proposed Merger. Notwithstanding anything to the contrary in this Warrant, the Holder may rescind any exercise of its purchase rights after a notice of termination of the proposed Merger if the exercise of this Warrant occurred after the Company notified the Holder that the Merger was proposed or if the exercise was otherwise precipitated by such proposed Merger, provided, however that such rescission right must be exercised within five (5) business days of receipt of such written notice of termination of the proposed Merger. In the event of such rescission, this Warrant will continue to be exercisable on the same terms and conditions.

8.                                      Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized Preferred Shares and Common Shares free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into Common Shares of all Preferred Shares receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance and subject to payment in full of the Purchase Price therefor, be duly and validly issued, fully paid and nonassessable and free from all Canadian taxes, liens and charges with respect to the issuance thereof.

9.                                                              (a)                                  Share Reorganization. If at any time after the date hereof and prior to the Expiration Date the Company shall (i) subdivide or re-divide its then outstanding Preferred Shares into a greater number of Preferred Shares, (ii) reduce, combine or consolidate its then outstanding Preferred Shares into a lesser number of Preferred Shares or (iii) issue Preferred Shares (or securities exchangeable for or convertible into Preferred Shares) at no additional cost to the holders of all or substantially all of its then outstanding Preferred Shares by way of a stock dividend or other distribution, other than a dividend paid in the ordinary course or a distribution of Preferred Shares upon the exercise of any outstanding warrants or options (any of such events herein called a “Share Reorganization”), then the Purchase Price shall be adjusted effective immediately after the effective date of any such event in (i) or (ii) above or the record date at which the holders of Preferred Shares are determined for the purpose of any such dividend or distribution in (iii) above, as the case may be, by multiplying the Purchase Price in effect on such effective date or record date, as the case may be, by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such effective date or record date, as the case may be, before giving effect to such Share Reorganization and the denominator of which shall be the number of Preferred Shares outstanding immediately after giving effect to such Share Reorganization including, in the case where securities exchangeable for or convertible into Preferred Shares are distributed, the number of Preferred Shares that would be outstanding if such securities were exchanged for or converted into Preferred Shares. Upon any such adjustment to the Purchase Price, then the number of Preferred Shares purchasable pursuant to this Warrant shall be adjusted contemporaneously by multiplying the number of Preferred Shares then otherwise purchasable on the exercise thereof by a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to the adjustment and the denominator of which shall be the Purchase Price resulting from such adjustment.

(b)                                  Capital Reorganization. If at any time after the date hereof and prior to the Expiration Date there is a capital reorganization of the Company or a reclassification or other change in the Preferred Shares (other than a Share Reorganization, a Merger or a capital reorganization otherwise dealt with in Section 21) or a consolidation or merger or amalgamation of the Company with or into any other corporation or other entity (other than a consolidation, merger or amalgamation which does not result in any reclassification of the outstanding Preferred Shares or a change of the Preferred Shares into other securities), or a transfer of all or substantially all of the Company’s undertaking and assets to another corporation or other entity (other than one or more subsidiaries of the Company) in which the holders of Preferred Shares are entitled to receive shares, other securities or other property (any of such events being called a “Capital Reorganization”), after the effective date of the Capital Reorganization the Holder shall be entitled to receive, and shall accept, for the same aggregate consideration, upon exercise of the Warrants, in lieu of the number of Preferred Shares to which the Holder was theretofore entitled upon the exercise of the Wan-ants, the kind and aggregate number of shares, other securities or property resulting from the Capital Reorganization which the Holder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, the Holder has been the registered holder of the number of Preferred Shares to which the Holder was theretofore entitled to purchase or receive upon the exercise of the Warrants. If determined appropriate by the Board of Directors, acting in good faith, as a result of any Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Warrant with respect to the rights and interest thereafter of the Holder to the end that the provisions of this Warrant shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the exercise of this Warrant.

10.                               Adjustments Generally. The following rules and procedures shall be applicable to the adjustments made pursuant to Section 9 herein:

(a)                                  any Preferred Shares owned or held by or for the account of the Company shall be deemed not be to outstanding except that, for the purposes of Section 9 herein, any Preferred Shares owned by a pension plan or profit sharing plan for employees of the Company or any of its subsidiaries shall not be considered to be owned or held by or for the account of the Company;

(b)                                  no adjustment in the Purchase Price or the number of Preferred Shares purchasable pursuant to this Warrant shall be required (i) in respect of an event described in Section 9 (other than Sections 9(a)(i) and 9(a)(ii)) if, subject to any required regulatory approvals, the Holder was entitled to participate in such event on the same terms, mutatis mutandis, as if it had exercised the Warrant prior to the effective date or record date of such event or (ii) in any event, unless a change of at least 1% of the prevailing Purchase Price or the number of Preferred Shares purchasable pursuant to this Warrant would result, provided, however, that any adjustment which, except for the provisions of this Section 10(b)(ii), would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

(c)                                  the adjustments provided for in Section 9 herein are cumulative and shall apply to successive subdivisions, consolidations, dividends, distributions and other events resulting in any adjustment under the provisions of such item;

(d)                                  in the absence of a resolution of the Board of Directors of the Company fixing a record date for any dividend or distribution referred to in Section 9(iii) herein, the Company shall be deemed to have fixed as the record date therefor the date on which such dividend or distribution is effected;

(e)                                  if the Company sets a record date to take any action and thereafter and before the taking of such action abandons its plan to take such action, then no adjustment to the Purchase Price or of the number of Preferred Shares issuable upon exercise of the Warrant will be required by reason of the setting of such record date;

(f)                                    as a condition precedent to the taking of any action which would require any adjustment to the Warrants evidenced hereby, including the Purchase Price, the Company must take any corporate action which, in the opinion of counsel to the Company, may be necessary in order that the Company shall have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all of the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof;

(g)                                 forthwith, but no later than fourteen (14) days, after any adjustment to the Purchase Price or the number of Preferred Shares purchasable pursuant to the Warrants, the Company shall provide to the Holder a certificate of the chief financial officer of the Company certifying as to the amount of such adjustment and, in reasonable detail, describing the event requiring and the manner of computing or determining such adjustment;

(h)                                 any question or dispute that at any time or from time to time arises with respect to the amount of any adjustment to the Purchase Price or other adjustment pursuant to Section 9 herein shall be conclusively determined by a firm of independent chartered accountants (who may be the Company’s auditors) and shall be binding upon the Company and the Holder; and

(i)                                    in case the Company, after the date of issue of this Warrant, takes any action affecting the Preferred Shares, other than an action described in Section 9 herein, which in the opinion of the Board of Directors of the Company would materially affect the rights of the Holder, the Purchase Price will be adjusted in such manner, if any, and at such time, by action by the Board of Directors of the Company but subject in all cases to any necessary regulatory approval (including any stock exchange or quotation system on which the Preferred Shares are then listed and posted (or quoted) for trading, as applicable). Failure of the taking of action by the Board of Directors of the Company so as to provide for an adjustment on or prior to the effective date of any action by the

Company affecting the Preferred Shares will be conclusive evidence that the Board of Directors of the Company has determined that it is equitable to make no adjustment in the circumstances. For greater certainty, neither the creation of a new series of Class B preferred shares of the Company, nor the creation of a new class of preferred shares that ranks ahead of the Class B preferred shares of the Company and whose creation is approved by the shareholders of the Company in accordance with the terms of the Articles and the Shareholders Agreement of the Company, shall be deemed to materially adversely affect the rights of the Holder hereunder.

11.                               Adjustments for Diluting Issuances. The other antidilution rights applicable to the Preferred Shares of the Company are set forth in the Company’s Articles of Amendment, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Preferred Shares without such Holder’s prior written consent. The Company shall promptly provide the Holder hereof with any proposed restatement, amendment or modification to the rights attaching to the Preferred Shares, as set forth in the Articles, and in any event no later than five (5) business days prior to such proposed restatement, amendment or modification being made.

12.                               Notices of Record Date, Etc.  In the event of:

(a)                                  any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b)                                  any reclassification of the capital of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

(c)                                  any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least five (5) business days prior to the date specified in such notice on which any such action is to be taken.

13.                               Representations, Warranties and Covenants.  This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a)                                  The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity,

(b)                                  The Preferred Shares issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof and subject to payment in full of the Purchase Price therefor, will be validly issued, fully paid and nonassessable.

(c)                                  The issuance, execution and delivery of this Warrant do not, and the issuance of the Preferred Shares upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity (other than any such consents that shall have been obtained prior to the date hereof and such notices or approvals as may be required upon issuance of the Preferred Shares if the shares of the Company are at such time listed and posted (or quoted) for trading on a stock exchange or quotation system).

(d)                                  As long as this Warrant is issued and outstanding and the Company has not effected a Public Offering, the Company will provide to the Holder the following financial and other information:

(i)                                     as long as the Loan Agreement remains in force and Lighthouse Capital Partners VI, L.P., remains the Holder, the information described in the Loan Agreement; or

(ii)                                  if the Loan Agreement has been terminated in accordance with its terms, or if Lighthouse Capital Partners VI, L.P. is no longer the Holder, (A) unaudited quarterly balance sheets of the Company (including unaudited statements of income, retained earnings and changes in cash flows of the Company for such quarter and the fiscal year to date) and (B) audited annual balance sheets of the Company (including statements of income, retained earnings and changes in cash flows of the Company, if any, for such year).

(e)                                  As of the date hereof, the authorized capital of the Company consists of (i) an unlimited number of Class A Common Shares, of which 284,237 shares are issued and outstanding and a sufficient number will be available for issuance in the event of any conversion into Class A Common Shares of the Preferred Shares issuable upon exercise of this Warrant, (ii) 15,678 Class B Common Shares, all of which are issued and outstanding; (iii) an unlimited number of Class C Common Shares, none of which are issued and outstanding; (iv) an unlimited number of Class D Common Shares issuable in series, none of which are issued and outstanding; (v) an unlimited number of Class A Preferred shares, issuable in series, of which (a) 175,024 Series 1 Class A Preferred shares are issued and outstanding; (b) 173,913 Series 2 Class A Preferred shares are issued and outstanding; (c) no Series 3 Class A Preferred shares are issued and outstanding; (d) 1,194,471 Series 4 Class A Preferred shares are issued and outstanding; and (vi) and unlimited number of Class B Preferred Shares issuable in series, of which 475,559 Series 1 Class B Preferred Shares are issued and outstanding. Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company as of the date hereof. At the request of Holder, not more than once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding Common Shares and Preferred Shares.

(g)                                 The Company covenants and agrees that while any of the Warrants shall be outstanding, the Company shall (a) comply with the securities legislation applicable to it in order that the Company not be in default of any requirements of such legislation; and (b) use its commercially reasonable best efforts to do or cause to be done all things necessary to preserve and maintain its corporate existence. All Preferred Shares which shall be issued upon the exercise of the right to purchase herein provided for, subject to payment therefor of the amount at which such Preferred Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid and non-assessable shares of the Company.

14.                               Registration Rights.  Concurrently herewith, the Company is granting to the Holder, effective upon exercise of the Warrants, all the rights of an “Investor” under the Company’s Amended and Restated Registration Rights Agreement dated as of January 27, 2010, as amended.

15.                               Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company, subject in all cases to any necessary regulatory approval (including any stock exchange or quotation system on which the Preferred Shares are then listed and posted (or quoted) for trading, as applicable).

16.          Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a)           Investment Purpose. The right to acquire Preferred Shares or the Preferred Shares issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)           Accredited Investor. Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, and Regulation 45-106 (Prospectus and Registration Exemptions), in each case as presently in effect.

(c)           Private Issue. The Holder understands (i) that the Preferred Shares issuable upon exercise of the Holder’s rights contained herein are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 16.

(d)           Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(e)           No Listing. The Holder acknowledges the fact that neither the Preferred Shares nor any other securities of the Company are listed on any stock exchange or quoted on any securities quotation service, that they may never become listed or quoted thereon, that a market therefore may never develop, that the Company is not a “reporting issuer” (or the equivalent thereof) in any jurisdiction, that the Preferred Shares are subject to an indefinite “hold period” under applicable Canadian and United States securities legislation and that it will not be able to resell the Preferred Shares until the expiration of the applicable “hold period” (which period, in most Canadian jurisdictions, will not commence until after the Company has become a “reporting issuer”) except in accordance with limited exemptions under applicable securities legislation and regulatory policy and in compliance with the other requirements of applicable laws.

(f)            Legend. The Holder it acknowledges that the certificates representing the Preferred Shares will bear, as of the date of issue, the following legend in substantially the following form:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF [INSERT CLOSING DATE[ AND THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF ENERKEM INC. THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO ENERKEM INC., (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAW AND REGULATIONS, (C) IN THE UNITED

STATES IN ACCORDANCE WITH RULE 144 UNDER THE 1933 ACT OR (D) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, AND IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AFTER, IN THE CASE OF TRANSFERS UNDER CLAUSE (D), THE HOLDER HAS FURNISHED TO ENERKEM INC. AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO ENERKEM INC.. THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE SECURITIES LAWS.

DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

(g)           Lock-up. If requested by the lead underwriter or agent of a Public Offering, the Holder shall enter into an agreement in form and substance satisfactory to such lead underwriter and the Company, acting reasonably, substantially to the effect that such Holder shall not be entitled, directly or indirectly, to sell, transfer or otherwise dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic value as a sale of, any shares, warrants or convertible securities of the Company for such period of time (not to exceed 180 days) as the lead underwriter may require following completion of such Public Offering or secondary public offering of securities of the Company, plus a period of up to 34 days thereafter to comply with applicable FINRA rules.

17.          Notices, Transfers, Etc.

(a)           Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b)           This Warrant may not be transferred or assigned, in whole or in part, without the prior written consent of the Company, which consent may not be unreasonably withheld. Notwithstanding the foregoing, and subject to compliance with applicable federal, provincial and state securities laws and upon reasonable prior notice by the Holder to the Company, this Warrant may be transferred by the Holder with respect to all but not less than all of the shares purchasable hereunder (i) to any affiliate of Holder, or (ii) to any acquirer of all or any significant portion of Holder’s assets or the indebtedness of the Company owing to the Holder pursuant to the Loan Agreement. In no circumstance may the Warrant be transferred to a competitor of the Company without the Company’s prior written consent. In the case of any permitted transfer, upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, the Company shall issue a new warrant of the same denomination to the transferee and, upon such reissuance, the warrant will not be further transferable or assignable by the transferee without the prior written consent of the Company.

(c)           Nothing herein contained shall be construed as conferring upon the Holder any right or interest as a holder of shares of the Company or any other right or interest except as specifically herein provided. Upon exercise of the Warrant, in whole or in part, the Holder hereby agrees to execute an agreement to be bound by the terms of any Shareholder Agreement in effect at such time among the Company and its shareholders.

(d)           In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant, together with such indemnity as may be reasonably required by the Company in connection therewith.

18.          Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the Province of Quebec and federal laws applicable therein without giving effect to its principles regarding conflicts of laws.

19.          Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

20.          Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in Montreal, Quebec or Toronto, Ontario, then such action may be taken or right may be exercised on the next succeeding business day which is not a Saturday or Sunday or such a legal holiday.

21.          Qualifying Public Offering. If the Company shall effect a firm commitment underwritten Public Offering of Common Shares which results in the conversion of the Preferred Shares into Common Shares pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase Preferred Shares to the right to purchase Common Shares, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of Common Shares which would have been receivable by the Holder upon the conversion into Common Shares of all Preferred Shares then issuable upon exercise of this Warrant, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any Common Shares deliverable upon the exercise hereof.

ENERKEM INC.

		By:	/s/ Vincent Chornet

		Name:	Vincent Chornet

		Title:	President & CEO

ACKNOWLEDGED AND AGREED, this July 1, 2011

LIGHTHOUSE CAPITAL PARTNERS VI, L.P.,
by LIGHTHOUSE MANAGEMENT PARTNERS VI, L.L.C., its general partner

By:	/s/ Ryan Turner

Name:	Ryan Turner

Title:	Managing Director

Subscription

To:

Date:

The undersigned hereby subscribes for                                                     Preferred Shares covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

1

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase Preferred Shares pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

1

Assignment

For value received                                                                                              hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                                                           its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

1

EXHIBIT A

Articles of Amendment of Enerkem Inc.

See attached pages.

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EXHIBIT B

Capitalization Table

See attached.

1